Exhibit 4.78

Credit Facility

This Credit Facility Agreement is dated 21st March 2003 and is made between Slough Trading Estate Limited (the ‘Lender’) an English limited company, and Tipperary Corporation (the ‘Borrower’) a Texas, USA corporation.

Under the terms and conditions hereunder Lender agrees to make available to Borrower a Credit Facility (the ‘Credit Facility’):

1.	Total Amount

US$8,500,000. (Eight Million Five Hundred Thousand US dollars).

2.	Purpose

This facility shall be used for ‘Redeeming Promissory Notes issued to Slough Estates USA Inc and for general corporate purposes’.

3.	Term

Subject to the provisions of sections 7 and 10 below, the facility shall be available from the date of this Agreement until April 2nd 2012.

4.	Drawdown Request

The Borrower may drawdown on this Credit Facility in amounts of US$ 500,000 and multiples thereof or any other amount agreed by the Lender provided the facility Total Amount is not exceeded. Drawdown requests must be received by the Lender by 10am, London time, at least three full business days before the date funds are required. Any drawdown request must be transmitted to the Lender by facsimile to number 44 1753 517597 and should be marked ‘attention Slough Estates Treasury’. The faxed drawdown request should be signed by authorised officers of the Borrower and must include full details of the Borrower’s bank account where the proceeds are required. Funds will not be remitted direct to any party other than the Borrower.

5.	Interest & Fees

An up-front arrangement fee of US$40,000 is payable by the Borrower and will be deducted by the Lender from the proceeds of the initial drawdown.

Interest will be charged at 13% per annum on the daily outstanding balance payable quarterly on 31st March, 30th June, 30th September and 31st December or the next working day calculated on 360 day actual days elapsed basis.

6.	Security and other indebtedness

So long as any drawings under the facility are outstanding the Borrower is not to grant any mortgage, charge, pledge, lien, hypothecation or any right conferring a priority of payment in respect of any obligation of any person without first obtaining the prior written consent of the Lender. This does not apply to any lien arising by operation of law or in the ordinary course of trading or any that was already in place as at the date of this Agreement or any that arises or is granted pursuant to or is permitted under the “Loan Documents” as that term is defined in the First Amended and Restated Credit Agreement dated as of February 2nd 2001 between Borrower, TCW Asset Management Company and others, as amended (the “TCW Loan Documents”).

Borrower will not procure, negotiate or take on any additional third party indebtedness either secured or unsecured without the prior written consent of Lender. This does not apply to any indebtedness arising as permitted under the TCW Loan Documents.

7.	Repayment & Prepayment

i)	This Credit Facility falls due for repayment in full on April 2nd 2012.

ii)	On giving 7 days prior notice to Lender and with the prior written consent of TCW (to the extent that monies remain due under the TCW Loan Documents) the Borrower may repay the loan in full or in part on any quarter interest payment date. Amounts repaid are cancelled and may not be redrawn.

iii)	The Lender may, at any time serve 18 months notice of cancellation of the Credit Facility. During this 18 month notice period the Credit Facility remains fully available to the Borrower up to the Total Amount less any Prepayments. On expiration of the notice period the Borrower will arrange to repay all advances and interest due thereon and the Credit Facility will be deemed cancelled. This clause 7 (iii) is only available to Lender once all monies owed under the TCW Loan Documents have been paid, or if not, then TCW’s prior written consent is required.

iv)	Once all monies owed under the TCW Loan Documents have been Paid and upon the occurrence at any time of any Event of Default and that Event not having been rectified within 14 days, the Lender may by written notice to the Borrower demand repayment of the facility in full together with interest accrued to date with immediate effect.

8.	Change in Circumstances

If at any time it has become, or becomes apparent that it is, unlawful or contrary to any directive of any agency of any Relevant Jurisdiction for the Lender or the Borrower (the `Affected Party’) to allow all or part of the facility to remain outstanding, and/or to carry out all or any of its other obligations under this agreement arising upon acceptance of this offer, upon the Affected Party notifying the other party:

i)	the Loan shall be cancelled; and

ii)	The Borrower shall forthwith upon demand by the Lender prepay the facility with accrued interest thereon.

9.	Non Assignment

This Agreement is personal to the parties hereto and shall not be capable of assignment by either of them to any other party.

10.	Events of Default

Once all monies due under the TCW Loan Documents have been paid then:

upon the happening of any of the events specified in this clause and it / them not being rectified within 14 days, the facility together with all accrued interest and other charges, shall immediately become due and repayable:

i)	If the Borrower makes a default in the payment of any monies which may have become due under the facility.

ii)	If a distress, attachment, execution or other legal process is levied, enforced or sued out on or against the assets of the Borrower and is not discharged within seven days of being levied.

iii)	If the Borrower is unable to pay its debts as they fall due, stops, suspends or threatens to stop or suspend payment of all or a material part of its debts, begins negotiations or takes any proceedings or other step with a view to readjustment, rescheduling or deferral of all or any material part of its indebtedness, proposes or makes a general assignment or an arrangement with or for the benefit of its creditors; or if the Borrower ceases or threatens to cease to carry on its business or substantially the whole of its business.

iv)	If any indebtedness or obligation for the repayment of any monies borrowed or guaranteed by the Borrower shall become due and payable prior to the specified maturity date thereof due to any default thereunder or is otherwise not paid when due.

v)	If an order is made or an effective resolution passed for the winding up of the Borrower, other than for the purposes of reconstruction or amalgamation, the terms of which the Lender has previously agreed in writing.

vi)	If any present or future security on or over the assets of the Borrower becomes enforceable and any step (including the taking of possession or the appointment of a receiver, manager or similar officer) is taken to enforce that security.

vii)	If the Borrower defaults under Clause 6 above.

viii)	If the Borrower is no longer ultimately controlled by Slough Estates plc.

The Borrower will notify the Lender in writing immediately upon the occurrence of any of the events of default specified in this clause.

11.	Miscellaneous

i)	The Borrower will reimburse the Lender on demand in respect of any reasonable expenses, taxes or levies of whatsoever nature that may be incurred by the Lender in making, maintaining, servicing, amending or enforcing the terms of this Facility.

ii)	This agreement shall be subject to the Laws of England.

12.	Notices & Points of Contact

For Tipperary Corporation: Tipperary Corporation, 633 Seventeenth Street, Suite 1550, Denver, Colorado. Fax 303-292-3428. Telephone 303-293-9379. Attention David L Bradshaw President and CEO and Joseph Feiten CFO. E-mail: jfeiten@tipperarycorp.com

For Slough Trading Estate Limited: Slough Estates Group Treasury Dept, 234 Bath Road Slough Berks SL1 4EE UK. Facsimile number 44-1753-517597. Telephone 44-1753-537171. Attention T.C.Mant Group Treasurer. E-mail: treasury@sloughestates.co.uk

13.	Conditions Precedent

Prior to the first drawdown from this Credit Facility:

i)	Borrower will provide Lender with a certified true copy Board Minute approving entry into this Credit Facility and authorising an officer to sign this Credit Facility Agreement on behalf of the Borrower.

ii)	Borrower will provide Lender with a certified true copy of the signature of the person authorised to sign this Credit Facility Agreement on behalf of Borrower.

iii)	Borrower will provide Lender with certified true copies of the signatures of the persons authorised to issue drawdown notices in respect to advances under this Credit Facility.

In witness whereof this Agreement has been entered into on the date stated at the beginning of this Agreement.

Signed for and on behalf of Tipperary Corporation		Signed for and on behalf of Slough Trading Estate Limited

By	/s/ DAVID L. BRADSHAW	By	/s/ R. D. KINGSTON
	Director		Director